Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of ANFIELD ENERGY INC. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: February 13, 2026

Extract Advisors LLC

By:	/s/ Darin Milmeister
Darin Milmeister, Managing Member

Extract Capital Master Fund Ltd.

By:	/s/ Darin Milmeister
Darin Milmeister, Director

Darin Milmeister

By:	/s/ Darin Milmeister
Darin Milmeister, Individually